                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) of the Securities
                              Exchange Act of 1934

    Filed by the registrant [X]
    Filed by a party other than the registrant [ ]
    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material under Rule 14a-12

    [ ] Confidential, for use of the Commission only (as permitted by Rule
        14a-6(e)(2))

                          NET2000 COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                                                   [COMMUNICATIONS NET2000 LOGO]

Net2000 Communications, Inc.
2180 Fox Mill Road
Herndon, VA 20171

                                                                  April 23, 2001

Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend our first Annual Meeting of Net2000 Communications, Inc. stockholders. The meeting will be held at our corporate headquarters, 2180 Fox Mill Road, Herndon, Virginia 20171, on Thursday, May 24, 2001 at 10:00 a.m., local time.

     Enclosed with this letter are a Notice of Annual Meeting, a proxy statement containing information about the matters to be acted upon at the Annual Meeting, a proxy card, and a return postage paid envelope. We urge you to attend the Annual Meeting, as your participation in the affairs of Net2000 is important.

     Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. After reading the accompanying Notice of Annual Meeting and proxy statement, please promptly sign, date, and return the enclosed proxy card. Mailing your completed proxy card will not prevent you from voting in person at the Annual Meeting if you wish to do so. Please vote as soon as possible.

     Thank you for your continued support of Net2000. We look forward to seeing you on May 24th.

                                          Sincerely,

                                          /s/ CLAYTON A. THOMAS, JR.

                                          Clayton A. Thomas, Jr.
                                          Chairman and Chief Executive Officer

                          NET2000 COMMUNICATIONS, INC.

                               2180 FOX MILL ROAD
                            HERNDON, VIRGINIA 20171
                                 (703) 654-2000
                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2001
                      ------------------------------------

     The Annual Meeting of Stockholders of Net2000 Communications, Inc., a Delaware corporation, will be held on Thursday, May 24, 2001, at 10:00 a.m., local time, at the offices of the Company, 2180 Fox Mill Road, Herndon, Virginia 20171. At the meeting, the stockholders will act on the following matters:

     1. To elect two directors to serve until the 2004 annual meeting of stockholders, and until their successors are elected and duly qualified;

     2. To amend and restate our 1999 Stock Incentive Plan;

     3. To approve the issuance of shares of our common stock upon the conversion of Series D Pay-in-Kind Preferred Stock and the exercise of related warrants by a holder, which upon such conversion and exercise would hold more than 19.99% of our outstanding common stock;

     4. To ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2001; and

     5. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

     The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on April 6, 2001, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment of the meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment of the meeting.

                                          By Order of the Board of Directors,

                                          /s/ LEE WEINER

                                          Lee Weiner
                                          Executive Vice President,
                                          General Counsel & Secretary
Herndon, Virginia
April 23, 2001

                          NET2000 COMMUNICATIONS, INC.

                               2180 FOX MILL ROAD
                            HERNDON, VIRGINIA 20171
                                 (703) 654-2000
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about April 23, 2001.

                        GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE?

     You can vote your shares of common stock if our records show that you owned the shares on April 6, 2001. A total of 39,750,097 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock. The enclosed proxy card shows the number of shares you can vote.

HOW DO I VOTE BY PROXY?

     Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote for each of the two director nominees and for each of the other proposals to be considered at the meeting.

WHAT IF OTHER MATTERS COME UP AT THE ANNUAL MEETING?

     The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. At any time before the vote on a proposal, you can change your vote either by giving our Secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING RATHER THAN BY COMPLETING THE PROXY CARD?

     Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

WHAT DO I DO IF MY SHARES ARE HELD IN "STREET NAME"?

     If your shares are held in the name of your broker, a bank, or other nominee, that party or entity should give you instructions for voting your shares.

HOW ARE VOTES COUNTED?

     We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

     If your shares are held in the name of a nominee, and you do not tell the nominee by May 14, 2001 how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

WHO PAYS FOR THIS PROXY SOLICITATION?

     We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

                      PROPOSAL NO 1: ELECTION OF DIRECTORS

     Our board of directors is divided into three classes. The number of directors is determined from time to time by the board of directors and is currently fixed at eight members. A single class of directors is elected each year at the annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and duly qualified.

     Two directors are to be elected at this annual meeting to serve until the 2004 annual meeting, and until their successors are elected and duly qualified. In the event either nominee is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present board of directors or the proxy holders to fill such vacancy, or the board of directors may be reduced in accordance with our bylaws. The board of directors has no reason to believe that the persons named will be unable or unwilling to serve as nominees or as directors if elected.

     Set forth below is certain information concerning the nominees and the other incumbent directors:

DIRECTORS TO BE ELECTED AT THE 2001 ANNUAL MEETING

     ANTHONY J. BOLLAND, age 47, has been a director since April 2001. He has been a Director of Boston Ventures Management, Inc. and a general partner of prior Boston Ventures Funds since 1983. He is a Managing Director and principal owner of the General Partner of Fund VI. Mr. Bolland received his L.L.B. degree from Warwick University, England in 1975. Mr. Bolland is a director of Northern Light Technology, Covanta Energy Corporation, and Production Resource Group. He previously served on the boards of GlobeNet Communications Group Limited (now 360networks), Sygnet Wireless, Inc., American Media, and National Law Publishing Company.

     DUANE ALBRO, age 54, has been a director since March 2001. Since July 2000, Mr. Albro has been an independent business consultant focusing on providing strategic business assistance to early stage technology companies. From 1997 to June 2000, Mr. Albro served as Bell Atlantic's Operations Vice President for New York State telecommunications operations. From 1994 to 1997, Mr. Albro was Group Vice President for NYNEX Corporation (NYNEX) with responsibility for the Suburban/Upstate New York Region. From 1993 to 1994, Mr. Albro was NYNEX's Vice President of Corporate Process Re-Engineering and, from 1990 to 1993, he served as NYNEX's Vice President of Data Services for the New York City region. In addition, Mr. Albro served in senior executive and management positions with NYNEX from January 1984 to 1990. From 1966 to 1984, Mr. Albro served in various telecommunications operations positions with New York Telephone Company. Mr. Albro is a director of New York Medical College, American Heart Association, Long Island Association, the Long Island Philharmonic, and serves on the Board of Trustees of New York Institute of Technology.

DIRECTORS WHOSE TERMS EXPIRE IN 2002

     BROOKE B. COBURN, age 31, has been a director since April 2001. Mr. Coburn, a principal of the Carlyle Venture Partners fund, has held various positions with The Carlyle Group since 1996 where he has been actively involved with Carlyle's investments in various telecommunications companies. Prior to joining The Carlyle Group in 1996, Mr. Coburn worked in the Telecommunications and Media Group at Salomon Brothers Inc.

     ERIC GEIS, age 54, has been a director since March 1997. Since September 2000, Mr. Geis has served as chief executive officer of FIRETAP Communications, Inc, a broadband service provider for real estate professionals. From 1997 to August 2000, Mr. Geis was a founder and served as a senior officer of Rhythms NetConnections Inc. ("Rhythms"), a data services carrier providing dedicated high-speed and high performance data networking solutions, primarily using digital subscriber line technology. At Rhythms, Mr. Geis was Vice President of National Deployment and ILEC Management. Mr. Geis was also secretary and treasurer of ACI Corp., now Rhythms Links Inc., a wholly-owned subsidiary of Rhythms. From 1995 to 1997, Mr. Geis was director of sales for GRC International, Inc., a seller of data networking software and, from 1991 to 1995,

Chief Executive Officer and a director of Quintessential Solutions, Inc., a provider of telecommunications pricing and optimization software applications.

     CLYDE HEINTZELMAN, age 62, has been our President since November 1999 and a director since March 1997. From December 1998 to November 1999, Mr. Heintzelman served as President and Chief Executive Officer of SAVVIS Communications Corporation, a national Tier 1 Internet service provider. From May 1995 to November 1997, he was President and Chief Operating Officer of DIGEX Incorporated, an Internet service provider providing service to markets among the 50 largest metropolitan areas in the U.S. In mid-1997, DIGEX was sold to Intermedia Communications, Inc., and, from November 1997 to November 1998, he served as a retained business consultant to Intermedia. In addition, from 1964 to 1992, Mr. Heintzelman served in a variety of executive management positions with Bell Atlantic Corporation. Mr. Heintzelman is a director of Telecommunications Systems, Inc., a wireless software development firm, Interland, Inc. a web hosting company, Optelecom, Inc., a fiber optic device company, and SAVVIS Communications Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2003

     CLAYTON A. THOMAS, JR., age 38, a co-founder, has been our Chairman and Chief Executive Officer and a director since our inception in August 1993. From August 1993 to November 1999, Mr. Thomas was also our President. In 1995, Mr. Thomas founded N2N Communications, Inc. an Internet service provider, which was subsequently sold in 1996. From 1986 to 1993, he held various sales and marketing positions with Bell Atlantic Corporation. Prior to that, Mr. Thomas worked in sales at IBM Corporation for two years. Mr. Thomas is a director of the Northern Virginia Technology Council, 2Wrongs.com, and Telco Exchange and he serves on the advisory boards for Reliacast and QB, Inc. Mr. Thomas was also selected by Virginia Governor James Gilmore to serve on the Main Street to e-Street Task Force.

     PATRICK GROSS, age 56, has been a director since July 2000. Mr. Gross is a founder of American Management Systems, Inc. ("AMS"), an international business and information consulting firm and is currently its Chairman of the Executive Committee. Mr. Gross has served AMS continuously as an executive officer since 1970. Mr. Gross is a director of Capital One Financial Corporation, Computer Network Technology Corporation and Landmark Systems Corporation, all of which are publicly-held entities.

     STEVEN T. FRANCESCO, age 44, has been a director since August 2000. From 1999 to January 2001, Mr. Francesco served as Chairman and Chief Executive Officer of Nx Networks, a publicly-held provider of Internet telephony solutions. Mr. Francesco was also founder and President of Darien Corporation, a technology consulting firm, and was founder and former President and Chief Operating Officer of SmartServ Online, Inc. From 1989 to 1991, he was Senior Vice President of Strategic Planning and Operations for a division of Cantor-Fitzgerald Securities. In addition, Mr. Francesco founded the Market Technology Group, a computer and technology service company providing financial systems and market data retrieval to the financial services industry. Mr. Francesco is Chairman of the Advisory Board for iBrite, a private firm specializing in enabling technology for handheld devices, and consults to numerous companies, including eStara, DSLI, and Sideware Systems.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES
                                  NAMED ABOVE.

                     THE BOARD OF DIRECTORS AND COMMITTEES

     Our board of directors met 13 times during 2000. During 2000, the board of directors also acted upon four written consents in lieu of special meetings.

     During 2000, our Audit Committee met four times and consisted of Eric Geis and former directors Mitchell Reese, who left the board on March 31, 2001, and Reid Miles, who left the board on February 28, 2001. Our Audit Committee currently consists of Eric Geis, Patrick Gross and Anthony Bolland. ALL MEMBERS OF OUR AUDIT COMMITTEE ARE INDEPENDENT ACCORDING TO RULE 4200(a)(14) OF THE NASD'S LISTING STANDARDS.

     The Audit Committee:

     - recommends to our board of directors the independent auditors to conduct the annual audit of our books and records;

     - reviews the proposed scope and results of the audit;

     - approves the audit fees to be paid;

     - reviews accounting and financial controls with the independent public accountants and our financial and accounting staff; and

     - reviews and approves transactions between us and our directors, officers and affiliates.

     The Audit Committee has adopted a written charter. A copy of this charter is attached as Exhibit A hereto.

     During 2000, our Compensation Committee met 11 times and consisted of Eric Geis and former directors Mitchell Reese and Reid Miles. Our Compensation Committee currently consists of Eric Geis, Steven Francesco and Anthony Bolland. The Compensation Committee:

     - reviews and recommends the compensation arrangements for management, including the compensation for our president and chief executive officer;

     - establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals; and

     - administers our stock option plans and employee stock purchase plan.

     In 2000, Messrs. Geis, Francesco and Gross received $600 per board meeting and $250 per committee meeting. No other directors received compensation for serving as directors. We also reimburse our directors for reasonable expenses they incur to attend board and committee meetings.

     Our non-employee directors are eligible to receive grants of options to acquire our common stock pursuant to our 1997 Equity Incentive Plan and our 1999 Stock Incentive Plan. During 2000, we granted to our current non-employee directors options to purchase an aggregate 20,000 shares of our common stock at exercise prices ranging from $9.13 to $14.75 per share. All of these options vest over a period of one year from the grant date. During the three months ended March 31, 2001, we granted to our current non-employee directors options to purchase an aggregate 40,000 shares of our common stock at exercise prices ranging from $2.06 to $5.25 per share. All these options vest over a period of one year from the grant date.

                               EXECUTIVE OFFICERS

     In addition to Messrs. Thomas and Heintzelman, Mark A. Mendes, Donald E. Clarke, James Garrettson and Carl Pavolic are executive officers of the Company.

     MARK A. MENDES, age 38, has been our Executive Vice President and Chief Operating Officer since October 1997. From March 1997 to October 1997, Mr. Mendes was Chief Operating Officer of US WATS, Inc., a publicly-held long distance carrier. From March 1995 to March 1997, he was Vice President of Service and Technology at Access Teleconferencing International, Inc., now Vialog, Inc., a conference call service provider. From 1993 to 1995, Mr. Mendes was Vice President of Engineering and Operations for InterNet, a prepaid calling card carrier. From 1992 to 1993, he was a director of network development for FiberNet Inc., a competitive access provider. Mr. Mendes also held various management positions at Frontier Corporation from 1985 to 1992.

     DONALD E. CLARKE, age 41, has been our Executive Vice President and Chief Financial Officer since December 1997. From 1994 to 1997, Mr. Clarke was Chief Financial Officer, and from 1995 to 1997 was President, of Plexsys International Corp., a provider of wireless infrastructure equipment. From 1986 to 1994, he served in various executive positions including Vice President, Chief Financial Officer, Controller and

Assistant Controller at Intelicom Solutions Corporation, affiliated with CSC Intelicom, Inc., a worldwide provider of specialized software solutions to telecommunications services providers.

     JAMES GARRETTSON, age 43, has been our Executive Vice President of Sales and Marketing since February 2001. From August 2000 to January 2001, Mr. Garrettson served as President of North American Sales for Cidera, Inc. From October 1999 to April 2000, he was Division President of Teleglobe Business Solutions. From 1992 to October 1999, Mr. Garrettson served in various executive positions with LCI International, Inc., which was acquired by Qwest Communications International, Inc. in 1998. Mr. Garrettson previously held various sales and management positions with MCI Communications Corporation from 1986 to 1992.

     CARL PAVOLIC, age 40, has been our Senior Vice President of Carrier and Alternate Channel Sales since August 2000. From July 2000 to August 2000, Mr. Pavolic served as Regional Vice President of Sales in the southern region for Teligent Communications. From January 1998 to July 2000, he was Vice President and General Manager of Sales in the northeast region for Teligent Communications. From November 1994 to January 1998, Mr. Pavolic was Senior Regional Manager for Sales Cable & Wireless.

     Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified.

     There are no family relationships among any of our directors or executive officers.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to our chief executive officer and the other three most highly paid executive officers whose total salary and bonus exceed $100,000 for the year ended December 31, 2000, whom we refer to as our Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                      ANNUAL COMPENSATION            ------------------
                                                 ------------------------------          SECURITIES
                                          YEAR    SALARY     BONUS    OTHER (1)      UNDERLYING OPTIONS
                                          ----   --------   -------   ---------      ------------------
Clayton A. Thomas, Jr.,.................  2000   $243,811   $35,000    $9,875(2)          333,333
  Chief executive officer and             1999    157,500    37,500     6,000                  --
  Chairman of the Board                   1998    153,865    25,000     3,500                  --
Clyde Heintzelman,......................  2000    203,173     6,120     6,000             120,000
  President and Director                  1999     24,480        --        --             343,750
                                          1998         --        --        --                  --
Mark A. Mendes,.........................  2000    195,963    44,313     6,364(3)          233,333
  Executive vice president and            1999    159,894    56,250     4,850                  --
  chief operating officer                 1998    176,068     4,343     2,800             194,805
Donald E. Clarke,.......................  2000    189,730    42,650     6,330(4)          213,333
  Executive vice president and            1999    151,371    55,000     4,850              56,250
  chief financial officer                 1998    142,343     8,046     2,800             129,871

---------------
(1) Unless otherwise indicated, these amounts represent automobile allowances paid to the Named Executive Officers.

(2) This amount represents (a) an automobile allowance in the amount of $6,000 and (b) insurance premium payments in the amount of $3,875.

(3) This amount represents (a) an automobile allowance in the amount of $6,050 and (b) insurance premium payments in the amount of $314.

(4) This amount represents (a) an automobile allowance in the amount of $6,000 and (b) insurance premium payments in the amount of $330.

                OPTION GRANTS IN 2000 AND YEAR-END OPTION VALUES

     The following table sets forth information regarding options granted to the Named Executive Officers during 2000:

                                                 INDIVIDUAL GRANTS
                             ----------------------------------------------------------
                              NUMBER OF        PERCENT OF                                 POTENTIAL REALIZABLE VALUE AT ASSUMED
                             SECURITIES       TOTAL OPTIONS   EXERCISE                         ANNUAL RATES OF STOCK PRICE
                             UNDERLYING        GRANTED TO      OR BASE                        APPRECIATION FOR OPTION TERM
                               OPTIONS        EMPLOYEES IN      PRICE        EXPIRATION   -------------------------------------
           NAME              GRANTED(1)          2000(2)      ($/SHARE)         DATE         0%           5%            10%
           ----              -----------      -------------   ---------      ----------   ---------   -----------   -----------
Clayton A. Thomas..........     75,000(3)          1.5%        $12.00(4)       1/28/10    $150,000    $  810,339    $1,823,430
                               100,000(5)          2.0          12.00(4)       2/10/10     200,000     1,080,452     2,431,239
                                75,000(6)          1.5           9.88          7/28/10           0       466,011     1,180,963
                                83,333(7)          1.7           1.72         12/29/10           0        90,140       228,436
Clyde Heintzelman..........    100,000(5)          2.0          12.00(4)       2/10/10     200,000     1,080,452     2,431,239
                                20,000(6)          0.4           9.88          7/28/10           0       124,270       314,924
Mark A. Mendes.............    110,000(3)          2.2          12.00(4)       2/10/10     220,000     1,188,498     2,674,363
                                50,000(5)          1.0          12.00(4)       2/10/10     100,000       540,226     1,215,620
                                20,000(6)          0.4           9.88          7/28/10           0       124,270       314,924
                                53,333(7)          1.1           1.72         12/29/10           0        57,690       146,198
Donald E. Clarke...........     90,000(3)          1.8          12.00(4)       2/10/10     180,000       972,407     2,188,115
                                50,000(5)          1.0          12.00(4)       2/10/10     100,000       540,226     1,215,620
                                20,000(6)          0.4           9.88          7/28/10           0       124,270       314,924
                                53,333(7)          1.1           1.72         12/29/10           0        57,690       146,198

---------------
(1) All options were granted under our 1999 Stock Incentive Plan except as noted.

(2) Based on options to purchase 5,033,394 shares of our common stock granted to employees in 2000.

(3) These options vest over four years, 25% after the first year and the remainder monthly over the next three years.

(4) The exercise price per share reflects actual exercise price of the options granted. The fair value of the common stock on the date of grant was $14 per share which resulted in an unrealized gain on the date of grant of $2 for each option granted.

(5) These options vest over four years, 25% after the first year and the remainder monthly over the next three years or upon our achievement of certain stock performance goals.

(6) These options vest in three equal annual installments.

(7) These options were issued under the 1997 Stock Incentive Plan and will vest 100% two years from the date of grant.

                            YEAR-END OPTIONS VALUES

                                                    NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE
                                                         OPTIONS AT                 MONEY OPTIONS AT
                                                      DECEMBER 31, 2000           DECEMBER 31, 2000(1)
                                                 ---------------------------   ---------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                 -----------   -------------   -----------   -------------
Clayton A. Thomas, Jr. ........................     33,330        300,003              0              0
Clyde Heintzelman..............................     68,042        243,821       $  5,266        $15,802
Mark A. Mendes.................................     88,234        216,668         97,981              0
Donald E. Clarke...............................    123,808        223,622        130,638              0

---------------
(1) Calculated on the basis of $1.72 per share, the closing price of our common stock on the Nasdaq National Market on December 29, 2000, less the exercise price payable for such shares, multiplied by the number of shares underlying the option.

     No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during 2000 to any of the Named Executive Officers.

                               PERFORMANCE GRAPH

     The following graph compares our cumulative total shareholder return on common stock since our common stock began trading on the Nasdaq National Market in connection with our initial public offering, on March 7, 2000, to December 29, 2000, to the cumulative total returns Nasdaq Composite -- US Index and a selected peer group of five companies, comprised of publicly traded companies that are principally engaged in the competitive telecommunications business: CTC Communications Group, Inc., Choice One Communications, Inc., Focal Communications Corporation, Network Plus Corporation, and US LEC Corporation. The returns of each component issuer in the foregoing peer group has been weighted according to the respective issuer's market capitalization. Our total return is based on an investment of $100 at the initial offering price of $20. Prices are as of the end of each period designated below, and each of the foregoing indices also assumes reinvestment of dividends, if any. Past financial performance should not be considered to be an indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

[PERFORMANCE GRAPH]

                                                 NET2000 COMMUNICATIONS,      NASDAQ COMPOSITE - US
                                                          INC.                     STOCK INDEX           PEER GROUP STOCK INDEX
                                                 -----------------------      ---------------------      ----------------------
3/6/2000                                                 100.00                      100.00                      100.00
3/31/2000                                                118.75                       93.79                       83.64
4/28/2000                                                 73.75                       78.89                       52.26
5/31/2000                                                 59.69                       69.37                       39.15
6/30/2000                                                 81.88                       81.54                       56.45
7/31/2000                                                 47.50                       77.13                       48.08
8/31/2000                                                 43.75                       86.24                       39.40
9/29/2000                                                 31.88                       75.03                       26.68
10/31/2000                                                30.00                       68.84                       21.69
11/30/2000                                                10.23                       53.08                       12.46
12/29/2000                                                 8.59                       50.28                       11.71

----------------------------------------------------------------------------------------------------------------------------------
                               3/7/00    3/31/00   4/28/00   5/31/00   6/30/00   7/31/00   8/31/00   9/29/00   10/31/00   11/30/00
----------------------------------------------------------------------------------------------------------------------------------
 Net2000 Communications, Inc.  $100.00   $118.75   $73.75    $59.69    $81.88    $47.50    $43.75    $31.88     $30.00     $10.23
----------------------------------------------------------------------------------------------------------------------------------
 Nasdaq Stock Market -- US     $100.00   $ 93.79   $78.89    $69.37    $81.54    $77.13    $86.24    $75.03     $68.84     $53.08
----------------------------------------------------------------------------------------------------------------------------------
 Peer Group                    $100.00   $ 83.64   $52.26    $39.15    $56.45    $48.08    $39.40    $26.68     $21.69     $12.46
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------
                               12/29/00
----------------------------------------
 Net2000 Communications, Inc.   $ 8.59
----------------------------------------
 Nasdaq Stock Market -- US      $50.28
----------------------------------------
 Peer Group                     $11.71
----------------------------------------

                            EMPLOYMENT ARRANGEMENTS

     We have entered into an employment agreement with each of our Named Executive Officers. Each agreement has an initial term of two and one-half years, with the exception of the employment agreement with Mr. Heintzelman which has a two year term, and is automatically extended for additional one-year terms unless we or the Named Executive Officer elects to terminate the agreement within 60 days before the end of the current term. Under these agreements, these executives receive an initial annual base salary that will be subject to adjustment by our board of directors, compensation committee, or chief executive officer. These executives are also eligible to receive an annual bonus of up to 50% of the executive's then current base salary, based upon the performance objectives set by our Compensation Committee.

     The following table shows information about the compensation arrangements for our Named Executive Officers as of December 31, 2000.

                                                                            ANNUAL TARGET
                                                                            (PERCENTAGE OF
                                                                ANNUAL       BASE SALARY)
                                                              BASE SALARY       BONUS
                                                              -----------   --------------
Clayton A. Thomas, Jr. .....................................   $275,000           50%
Clyde Heintzelman...........................................    225,000           50
Mark A. Mendes..............................................    202,000           50
Donald E. Clarke............................................    202,000           50

     Under the terms of the employment agreements, our executives have agreed to preserve the confidentiality and the proprietary nature of all information relating to our business during the term of the agreement and until the information becomes public. In addition, with the exception of the employment agreement with Mr. Heintzelman which has a one-year time period after the agreement ends, each of these executives has agreed to non-competition and non-solicitation provisions that will be in effect during the term of the agreement and for eighteen months after the agreement ends.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION
                      FOR THE YEAR ENDED DECEMBER 31, 2000

     The Compensation Committee of the Board of Directors comprises three independent directors. The members as of the date of this report are Steven Francesco, Eric Geis and Mitchell Reese. We have the authority to handle management of compensation matters, including establishing the compensation of the Chief Executive Officer and incentive compensation for the employees of the company and serve as the committee authorized to grant options under the company's stock option plans and administer the employee stock purchase plan. The Compensation Committee met 11 times during 2000.

     The company uses various national and local compensation surveys to develop its compensation strategy and plans. We also refer to these surveys for executive compensation purposes. During 2000, the Board retained the services of Towers Perrin to prepare specific studies regarding executive compensation.

     There are four components to our executive compensation program: base salary; bonus; stock options; and retirement plan. Our compensation philosophy is to be competitive with comparable and directly competitive companies in order to attract, retain, and motivate highly qualified employees. To this end, we have adjusted the mix of the compensation components from year to year according to the company's performance.

     BASE SALARY. Executive base salary is adjusted periodically based on financial results and performance on developmental objectives which we believe are critical to the company's long-term progress. These objectives include progress on the company's current business plan and staff development.

     BONUS. We annually determine whether to pay bonuses and approve executive bonuses based upon the achievement of earnings and performance objectives which we believe are critical to the company's long-term progress and success. Bonuses are payable to officers, managers, and key employees based upon the recommendation of the Chief Executive Officer. We approve the bonuses for each of the Named Executive Officers. During 2000, the Company paid bonuses totaling $128,083 to our Named Executive Officers.

     STOCK OPTIONS. Participants in the company's stock option plans include directors, executive officers, and key employees. Stock options are granted to new employees on their hiring date based on the recommendation of the company's officers to us and subject to our approval. In addition, the company's officers periodically recommend to us, for our approval at regularly scheduled Compensation Committee meetings, stock option grants to employees based on merit. Options outstanding under current plans fully vest in a period from one to four years and expire in ten years.

     RETIREMENT. The company adopted a 401(k) plan for its employees, including executive officers, under which the company partially matches employee contributions at a percentage set by the company. We approve the corporate matching formula for all employees which, beginning May 1, 2000, was three percent (3%) of the first six percent (6%) of eligible earnings by eligible employees.

     CHIEF EXECUTIVE COMPENSATION. Mr. Thomas' compensation for the fiscal years 1998 through 2000 is shown in the summary compensation table included in our proxy statement. We increased Mr. Thomas' base salary to $275,000 effective July 1, 2000. The increase in Mr. Thomas' base salary and the $35,000 bonus paid to Mr. Thomas in 2000 were made based upon Mr. Thomas' duties and salary levels paid to chief executive officers of similarly sized companies in the telecommunications industry. Further consideration was given to Mr. Thomas' involvement in the founding of Net2000, his previous services for the company and his involvement in the company's successful initial public offering. We believe that Mr. Thomas has managed the company extremely well and has made significant progress in executing the company's business plan.

                                          Steven Francesco
                                          Eric H. Geis
                                          Mitchell Reese

March 1, 2001

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     From November 1999 to February 28, 2001, members of our Compensation Committee were Mr. Geis, and former directors Messrs. Reese and Miles. Since March 1, 2001, the members have been Messrs. Geis, Reese and Francesco, until Mr. Reese resigned on March 31, 2001, with Mr. Bolland joining the Committee in April 2001. None of our Named Executive Officers has served as a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity that has or has had one or more of its executive officers serving as a director of our company or member of our Compensation Committee.

                           AUDIT COMMITTEE REPORT ON
                          AUDITED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

     The Audit Committee of the Board of Directors comprises three independent directors, as required by Nasdaq listing standards. We operate under a written charter adopted by the Board of Directors, which is attached to this proxy statement as Exhibit A, and are responsible for overseeing Net2000's financial reporting processes on behalf of the Board of Directors. The members of the Audit Committee as of the date of this report are Eric Geis, Patrick Gross and Mitchell Reese. Each year, we recommend to the Board of Directors, subject to stockholder ratification, the selection of Net2000's independent auditors.

     Management is responsible for the company's financial statements and the financial reporting processes, including internal controls. The independent auditors are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. Our responsibility is to monitor and oversee these processes.

     In this context, we have met and held discussions with management and Ernst & Young LLP, the company's independent auditors. Management represented to us that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and the independent auditors. We discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of Ernst & Young's judgments about the quality (not just the acceptability) of the company's accounting principles as applied to financial reporting.

     Ernst & Young LLP also provided us with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with Ernst & Young LLP that firm's independence. We further considered whether the provision by Ernst & Young LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors' independence.

     Based on our discussion with management and the independent auditors and our review of the representation of management and the disclosures by the independent auditors to the Audit Committee, we recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. We and the Board of Directors have also recommended the selection of Ernst & Young LLP as the Company's independent auditors for 2001, subject to stockholder ratification.

                                          Eric H. Geis
                                          Patrick Gross
                                          Mitchell Reese

March 1, 2001

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock as of April 11, 2001, by:

     - each person who we know beneficially owns more that 5% of our common stock;

     - each member of our board of directors;

     - each of our Named Executive Officers; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, the address for each stockholder listed is c/o Net2000 Communications, Inc., 2180 Fox Mill Road, Herndon, Virginia 20171. Except as otherwise indicated, each of the entities or persons named in this table has sole voting and investment power with respect to all the shares indicated.

     As of April 11, 2001, 39,750,097 shares of our common stock were outstanding. In compliance with the SEC rules, for purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges, including our series D preferred stock and the warrants issued in connection therewith, are deemed outstanding for the purposes of computing the percentage of the outstanding securities owned by such person but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of April 11, 2001.

                                                                 SHARES
                                                              BENEFICIALLY
                                                                 OWNED
                                                              ------------
                  NAME OF BENEFICIAL OWNER                       NUMBER       PERCENT
                  ------------------------                    ------------   ----------
Boston Ventures LP VI(1)....................................   12,789,474       24.3%
  One Federal Street
  23rd Floor
  Boston, MA 02110
Carlyle Venture Partners Group(2)...........................    6,080,321       14.5
  c/o The Carlyle Group
  1001 Pennsylvania Avenue, N.W.
  Washington, DC 20004
Nortel Networks Inc.(3).....................................    7,449,453       16.7
  200 Athens Way
  Nashville, TN 37228-1397
Blue Water Strategic Fund I, L.L.C.(4)......................    2,802,560        7.1
  c/o Blue Water Capital
  8300 Greensboro Drive
  Suite 1210
  McLean, VA 22102
BancBoston Capital Inc.(5)..................................    2,740,602        6.5
  175 Federal Street
  Boston, MA 02110
SGC Partners II, LLC........................................    2,045,515        5.2
  c/o Societe Generale Capital Corporation
  1221 Avenue of the Americas
  New York, NY 10020

                                                                 SHARES
                                                              BENEFICIALLY
                                                                 OWNED
                                                              ------------
                  NAME OF BENEFICIAL OWNER                       NUMBER       PERCENT
                  ------------------------                    ------------   ----------
PNC Capital Corporation(6)..................................    3,776,891        8.7
  c/o PNC Equity Management Corporation
  3150 CNG Towner
  625 Liberty Avenue
  Pittsburgh, PA 15222
Duane Albro(7)..............................................        1,666          *
Anthony Bolland(8)..........................................   12,789,474       24.3
Bruce Bednarski(9)..........................................    2,488,250        6.3
Peter Callowhill 10)........................................    2,485,000        6.3
Donald E. Clarke(11)(12)....................................      472,182        1.2
Brooke Coburn(13)...........................................    6,080,321       14.5
Steven T. Francesco(14).....................................       13,332          *
Eric H. Geis(15)............................................       60,000          *
Pat Gross(16)...............................................       13,332          *
Clyde Heintzelman(17).......................................      317,316          *
Corlyn A. Marsan(18)........................................    2,181,575        5.5
Mark A. Mendes(19)(20)......................................      744,637        1.9
Clayton A. Thomas, Jr.(21)(22)..............................    2,529,579        6.4
All executive officers and directors as a group (12
  persons)(1)(2)(23)........................................   23,089,312       41.7

---------------
 *  Less than 1%

 (1) Represents (i) 11,844,331 shares issuable upon conversion of preferred stock and (ii) 945,143 shares issuable upon exercise of a warrant issued in April 2001.

 (2) Represents (i) 4,290,046 shares beneficially owned by Carlyle Venture Partners, L.P., including 1,492,305 shares issuable upon conversion of preferred stock and 119,081 shares issuable upon exercise of a warrant issued in April 2001, (ii) 876,128 shares beneficially owned by C/S Venture Investors, L.P., including 304,764 shares issuable upon conversion of preferred stock and 24,320 shares issuable upon exercise of a warrant issued in April 2001, (iii) 568,972 shares beneficially owned by Carlyle U.S. Venture Partners, L.P., including 197,918 shares issuable upon conversion of preferred stock and 15,794 shares issuable upon exercise of a warrant issued in April 2001, and (iv) 345,175 shares beneficially owned by Carlyle Venture Coinvestment, L.L.C. including 120,072 shares issuable upon conversion of preferred stock 9,581 shares issuable upon exercise of a warrant issued in April 2001.

 (3) Includes (i) 3,384,095 shares issuable upon conversion of the preferred stock and (ii) 1,389,971 shares issuable upon exercise of warrants issued in July 1999 and April 2001.

 (4) Includes 5,000 shares issuable upon exercise of options.

 (5) Includes (i) 2,538,071 shares issuable upon conversion of preferred stock and (ii) 232,531 shares issuable upon exercise of warrants issued in April 2001.

 (6) Represents (i) 3,159,369 shares owned by PNC Capital Corporation, including 1,769,47 shares issuable upon conversion of preferred stock and 141,181 shares issuable upon exercise of a warrant issued in April, 2001 and (ii) 617,522 shares owned by Wood Street Partners, including 345,812 shares issuable upon conversion of preferred stock and 27,595 shares issuable upon exercise of a warrant issued in April, 2001.

 (7) Includes 1,666 shares issuable upon exercise of options.

 (8) Mr. Bolland, a director, is a director of Boston Ventures. Mr. Bolland shares voting and dispositive control over the shares beneficially owned by Boston Ventures. Mr. Bolland disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Mr. Bolland's address is c/o Boston Ventures.

 (9) Includes 153,333 shares held in trust in favor of minor child.

(10) Includes 250,000 shares held by a controlled limited liability company.

(11) Includes 157,792 shares issuable upon exercise of options.

(12) Includes (i) 100,000 shares held by a grantor retained annuity trust and
     (ii) 5,000 shares held in trust by Mr. Clarke's wife in favor of his minor children.

(13) Mr. Coburn is a principal of The Carlyle Group. Mr. Coburn shares voting and dispositive control over the shares beneficially owned by Carlyle Venture Partners Group. Mr. Coburn disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Mr. Coburn's address is c/o The Carlyle Group.

(14) Includes 13,332 shares issuable upon exercise of options.

(15) Includes 60,000 shares issuable upon exercise of options.

(16) Includes 13,332 shares issuable upon exercise of options.

(17) Includes 104,195 shares issuable upon exercise of options.

(18) Includes 75,000 shares held by a grantor retained annuity trust.

(19) Includes 122,608 shares issuable upon exercise of options.

(20) Includes (i) 100,000 shares held by a grantor retained annuity trust, and
     (ii) 3,000 shares held in trust by Mr. Mendes' wife on behalf of his minor children.

(21) Includes 4,375 shares of our common stock held by Mr. Thomas' wife. Mr. Thomas disclaims beneficial ownership of these shares.

(22) Includes 58,329 shares issuable upon exercise of options.

(23) Includes 597,559 shares issuable upon exercise of options.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

  Issuance of Options

     In April 2000, we granted to Blue Water Capital an option to purchase 5,000 shares of our common stock at an exercise price of $12.00 per share. In April 2000 and January 2001, we granted to Mr. Reese an option to purchase 10,000 shares of our common stock at exercise prices of $12.00 and $5.25 per share, respectively. In July 2000 and January 2001, we granted Mr. Francesco an option to purchase 10,000 shares of our common stock at exercise prices of $9.13 and $5.25 per share, respectively. In November 2000 and January 2001, we granted to Mr. Gross an option to purchase 10,000 shares of our common stock at exercise prices of $14.75 and $5.25 per share, respectively. In January 2001, we granted to Mr. Geis an option to purchase 10,000 shares of our common stock at an exercise price of $5.25.

     In February 2000, we granted Mr. Heintzelman an option to purchase 100,000 shares of our common stock at an exercise price of $12.00 per share. In July 2000, we granted Mr. Heintzelman an option to purchase 20,000 shares of our common stock at an exercise price of $9.88 per share. In January 2000 and February 2000, we granted Mr. Thomas options to purchase 75,000 and 100,000, respectively, shares of our common stock at an exercise price of $12.00 per share. In July 2000, we granted Mr. Thomas an option to purchase 75,000 shares of our common stock at an exercise price of $9.88 per share. In addition in December 2000, we granted Mr. Thomas an option to purchase 83,333 shares of our common stock at an exercise price of $1.72 per share.

     In February 2000, we granted Mr. Clarke an option to purchase 140,000 shares of our common stock at an exercise price of $12.00 per share. In July 2000, we granted Mr. Clarke an option to purchase 20,000 shares of our common stock at an exercise price of $9.88 per share. In addition, in December 2000, we granted Mr. Clarke an option to purchase 53,333 shares of our common stock at an exercise price of $1.72 per share. In February 2000, we granted Mr. Mendes an option to purchase 160,000 shares of our common stock at an exercise price of $12.00 per share. In July 2000, we granted Mr. Mendes an option to purchase 20,000 shares of our common stock at an exercise price of $9.88 per share. In addition, in December 2000, we granted Mr. Mendes an option to purchase 53,333 shares of our common stock at an exercise price of $1.72 per share.

In July 2000, we granted Mr. Pavolic an option to purchase 100,000 shares of our common stock at an exercise price of $9.88 per share.

     Mr. Clarke, Mr. Mendes and Mr. Pavolic were granted options in connection with their service as officers.

  Loan to Clayton A. Thomas, Jr.

     In December 2000, we entered into a loan agreement with Mr. Thomas in the amount of up to $1,500,000. Pursuant to the terms of the loan agreement, Mr. Thomas issued a Promissory Note to us in the amount of $1,500,000. The note is secured by 1,000,000 shares of our common stock owned by Mr. Thomas. Interest is payable monthly at a rate of prime plus one percent. As of March 31, 2001, principal amount outstanding is $999,000 and all interest payments have been made.

     We have a policy whereby all transactions between us and our officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties. These transactions must be approved by a majority of the disinterested members of our board of directors. The transactions set forth in "Certain Transactions" were conducted under application of this policy and were no less favorable to us, as we would have obtained in an arm's length transaction with an unaffiliated third party.

  Issuance of Series D Convertible Pay-In-Kind Preferred Stock and Related Warrants

     In April 2001, we issued 65,000 shares of Series D convertible pay-in-kind preferred stock and warrants to purchase up to 1,755,267 shares of our common stock for an aggregate purchase price of $65 million, including 35,000 shares of preferred stock and warrants to purchase 945,143 shares of our common stock to Boston Ventures, 10,000 shares of preferred stock and warrants to purchase 270,041 shares of our common stock to Nortel Networks, 7,500 shares of preferred stock and warrants to purchase 202,531 shares of common stock to BancBoston Capital, 6,250 shares of preferred stock and warrants to purchase 168,776 shares of common stock to The Carlyle Group, and 6,250 shares of preferred stock and warrants to purchase 168,776 share of common stock to PNC Capital Corporation. Following this transaction, each of these investors is the beneficial owner of more than 5% of our common stock.

     As part of this transaction, we agreed that Mr. Bolland, a person designated by Boston Ventures, be elected to the class of our board of directors whose term expires at this annual meeting. Mr. Bolland who is the Managing Director and principal owner of the General Partner of Boston Venture Fund VI, has been a member of our board, our audit committee and compensation committee since April 2001. We also agreed that Mr. Coburn, a person designated by The Carlyle Group be elected to the class of our board of directors whose term expires at the annual meeting of 2002. Mr. Coburn, who is the principal of the Carlyle Venture Partners fund has been a member of our board since April 2001. In addition, we agreed that for as long as Boston Ventures and Nortel Networks each retain their beneficial ownership of a certain minimum number of preferred shares, they each have the right to appoint one representative to observe the proceedings of our board of directors and each of our committees.

     In connection with this preferred stock financing, we granted registration rights to the preferred stockholders. Upon exercise of these registration rights, these stockholders can require us to file registration statements covering the sale of shares of common stock held by them and may include the sale of their shares in registration statements covering our sale of common stock to the public. In addition, we have agreed to file a registration statement with the Securities and Exchange Commission covering all of the common stock currently held by Nortel Networks, The Carlyle Group and PNC Capital Corporation (not including the shares of common stock issuable to them upon conversion of their Series D preferred stock). We have agreed to use our best efforts to cause the registration statement to be declared effective by the SEC no later than October 2001.

  Purchase and License Agreement with Nortel Networks

     On March 27, 2001, Net2000 Communications Capital Equipment, Inc. entered into a Purchase and License Agreement with Nortel Networks. Pursuant to this Agreement, Net2000 has agreed to purchase products and services from Nortel Networks at a total purchase price of at least $165 million over a three year period.

     PROPOSAL NO. 2: AMENDMENT AND RESTATEMENT OF 1999 STOCK INCENTIVE PLAN

     On January 26, 2001, our board of directors approved an amendment and restatement of our 1999 Stock Incentive Plan ("Plan") subject to approval of the stockholders at the annual meeting. The Plan, as amended and restated, increases the number of shares of our common stock available for issuance under the Plan. Upon the Plan's adoption, we originally reserved 4,375,000 shares for awards under the Plan, after giving effect to the 5 for 4 stock split effective January 12, 2000. Our board of directors then amended the Plan on December 15, 2000 to add 1,000,000 shares for awards, other than incentive stock options, granted prior to the 2001 annual meeting to those individuals who are not officers or directors and for which stockholder approval was not required. The amendment and restatement now reserves an additional 4,000,000 shares under the Plan effective May 24, 2001.

     In amending and restating the Plan, we also added a limit on the number of awards that anyone may receive under the Plan in any given year. The amended and restated Plan provides that awards covering no more than 600,000 shares may be granted to any individual in a calendar year, with one exception. In order to enable us to recruit effectively, awards covering up to 750,000 shares may be granted to an individual in his or her first year of employment with us.

     This 4,000,000 increase in authorized shares, and the addition of the limit on the number of shares any individual may receive under the Plan in any given year, are the only changes that the amendment and restatement makes to the Plan as previously approved by the stockholders. As of March 31, 2001, 5,134,354 shares were subject to the outstanding awards issued under the Plan and 240,646 remained available for new awards.

     The following is a fair and complete summary of the amended and restated Plan. This summary is qualified in its entirety by reference to the full text of the plan, as amended and restated, which appears as Exhibit B to this document.

GENERAL

     Purpose: The purpose of the Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success by enabling us to attract, retain and reward the best available people.

     Shares Available Under the Plan: The limits on shares available under the Plan and awards which may be granted to any individual during a calendar year, as described above, will be adjusted to reflect any stock dividends or stock splits and may be adjusted in the event of any spin-offs, split-ups, recapitalizations, mergers, consolidations, business combinations or exchanges of shares and the like. If any award, or portion of an award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to us in connection with any award (whether such surrendered shares were acquired pursuant to any award), the shares subject to such award and the withheld and surrendered shares will thereafter be available for further awards under the Plans; provided, however, that any shares forfeited, surrendered, canceled or withheld in connection with an award to an individual other than an officer or director from the 1,000,000 shares reserved for grants on January 26, 2001 will not be available for awards of incentive stock options. As of April 19, 2001, the fair market value of a share of common stock, determined by the last reported sale price per share of common stock on such date as quoted on the Nasdaq-National Market, was $2.42.

     Administration: Our compensation committee is currently the administrator of the Plan. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, the time or times at which such awards will be granted, and the purchase price for each award; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award;

(iv) impose such terms, limitations, restrictions and conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided, however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

     In the event of changes in our common stock by reason of any stock dividend, stock split, or reverse stock split, the administrator will make adjustments to the number of shares covered by and the exercise price and other terms of outstanding awards. In the event of any other changes affecting us, our capitalization or our common stock, by reason of any spin-off, split-up, dividend, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the administrator may without the consent of holders of awards, make any other adjustments in outstanding awards, including but not limited to reducing the number of shares subject to awards or providing or mandating alternative settlement methods such as settlement of the awards in cash or in shares of common stock or any other of our securities or of any other entity, or in any other matters which relate to awards as the administrator may determine to be necessary or appropriate.

     Without the consent of holders of awards, the administrator, in its sole discretion, may make any modifications to any awards, including but not limited to cancellation, forfeiture, surrender or other termination of the awards, in whole or in part regardless of the vested status of the award, to facilitate any business combination the board of directors authorizes to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

     Without the consent of holders of awards, whenever the administrator determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or our financial statements or those of any of our affiliates, or of changes in applicable laws, regulations, or accounting principles.

     Participation: Participation in the Plan is open to all of our or any of our affiliates' employees, officers, directors and other individuals providing bona fide services to us or our affiliates, as selected by the administrator from time to time. As of April 19, 2001, all of our directors, officers, consultants and approximately 890 employees are eligible to participate in the Plan.

TYPE OF AWARDS

     The Plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards, performance awards and other stock-based awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

     Stock Options: The Plan allows the administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only our employees or employees of our parent or subsidiaries may receive incentive stock option awards. Options intended to qualify as incentive stock must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of common stock, by a combination of cash and shares, or by any other means the administrator approves.

     Stock Appreciation Rights: The Plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the amount by which the fair market value of the underlying shares appreciates from the grant date until the exercise date.

     Stock Awards and Phantom Stock Awards: The Plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units, to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of common stock, or in a combination of both.

     Performance Awards: The Plan allows the administrator to grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on our operating income, or that of our affiliates, or one or more other business criteria the administrator may select that applies to an individual or group of individuals, a business unit, or us or our affiliate as a whole, over such performance period as the administrator may designate.

     Other Stock-Based Awards: The Plan allows the administrator to grant stock-based awards which may be denominated in cash, common stock, or other securities, stock equivalent units, stock appreciation units, securities or debentures convertible into common stock, or any combination of the foregoing. These awards may be paid in common stock or other securities, in cash, or in a combination of common stock, other securities and cash.

AWARDS UNDER THE PLAN

     Because participation and the types of awards available for grant under the Plan are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the amended and restated Plan is approved are not currently determinable.

AMENDMENT AND TERMINATION

     Our board may terminate, amend or modify the Plan or any portion of it at any time.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the current federal income tax treatment of stock options, which would be authorized for grants under the Plan as proposed, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.

     Incentive Stock Options: Incentive stock options under the Plan are intended to meet the requirements of section 422 of the Internal Revenue Code. No tax consequences result from the grant of the option. If an option holder acquires stock upon exercise, the option holder will not recognize income for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and we will not be allowed a deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is our employee or an employee of one of our subsidiaries; and (b) the option holder makes no disposition of the stock within two years from the date of the option grant nor within one year after the transfer of the stock to the option holder. The three-month period extends to one year in the event of disability and is waived in the event of death of the employee. If the option holder sells the stock after complying with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as capital gain, and any loss will be treated as capital loss, in the year of the sale.

     If the option holder fails to comply with the employment requirement, the tax consequences will be substantially the same as for a nonqualified option, discussed below. If the option holder fails to comply with the holding period requirements, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of the exercise of the option over the exercise price or (ii) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, we will be allowed an equivalent deduction in the same year.

     Nonqualified Stock Options: No tax consequences result from the grant of the option. An option holder who exercises a nonqualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. The option holder's basis in these shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

     Disallowance of Deductions: The Internal Revenue Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation's chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if certain statutory requirements are satisfied. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan that limits the number of shares that may be issued to any individual and which is approved by the Company's stockholders.

REQUIRED VOTE

     Approval of the Amended and Restated 1999 Stock Incentive Plan requires an affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote. Broker non-votes and abstentions are not treated as votes cast for this purpose and have no effect on the outcome of the vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE 1999 STOCK INCENTIVE PLAN.

           PROPOSAL NO. 3: APPROVAL OF ISSUANCE OF COMMON STOCK UPON
       CONVERSION OF SERIES D PAY-IN-KIND PREFERRED STOCK AND EXERCISE OF
          RELATED WARRANTS BY A HOLDER, WHICH UPON SUCH CONVERSION AND
      EXERCISE WOULD HOLD MORE THAN 19.99% OF OUR OUTSTANDING COMMON STOCK

     In April 2001, we sold $65 million of our Series D convertible pay-in-kind preferred stock to Boston Ventures, BancBoston Capital, The Carlyle Group, PNC Equity Management and Nortel Networks. The preferred shares will be convertible initially into approximately 22 million shares of our common stock, based upon a conversion price of $2.955. In addition, we issued warrants to these investors to purchase up to an aggregate of approximately 1.76 million shares of our common stock at an exercise price of $10.00 per share. It is possible that one or more of these investors could hold 20% or more of our total outstanding common stock if the investor converted all of its preferred shares into common shares and fully exercised its warrants. Under Rule 4350(i)(1)(B) of the Marketplace Rules of The Nasdaq Stock Market, shareholder approval is required for an issuance or potential issuance of securities that will result in a change of control of the issuer. The Nasdaq has taken the view that the possibility that one or more of these investors could hold 20% or more of our total outstanding common stock could be viewed as a change of control requiring shareholder approval under Rule 4350(i)(1)(B) of the Marketplace Rules. Our agreements with the Series D convertible pay-in-kind preferred stock investors therefore include a cap that would prevent any one investor from converting its preferred shares and/or exercising its warrants to the extent that the conversions and exercises would result in that investor owning more than 19.99% of our total outstanding common stock. Further, our agreements with the investors provide that the cap may be removed only upon the approval of a majority of the votes cast at a stockholders' meeting, which is consistent with the requirements of Rule 4350(i) of the Marketplace Rules. We have agreed with the investors to submit this matter for stockholder approval at the 2001 annual meeting of stockholders.

     If the stockholder approval now being sought is not obtained, these investors, together with their affiliates, will be prohibited pursuant to the current terms of the preferred shares and the warrants from converting their preferred shares or exercising their warrants to the extent that such conversion or exercise would result in the investor holding more than 19.99% of our outstanding common stock.

REQUIRED VOTE

     The approval requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVING THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES D PAY-IN-KIND PREFERRED STOCK AND EXERCISE OF RELATED WARRANTS BY A HOLDER, WHICH UPON SUCH CONVERSION AND EXERCISE WOULD HOLD MORE THAN 19.99% OF OUR OUTSTANDING COMMON STOCK.

            PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF AUDITORS

     Ernst & Young LLP has served as our independent auditors since 1997 and has been selected by our board of directors as our independent auditors for the year ending December 31, 2001. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting thereon, management will review its future selection of auditors.

     Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

FEES AND INDEPENDENCE

     Fees paid to Ernst & Young for the last annual audit were $195,000, and all other fees were $395,000, which included audit-related services of $363,000 and non-audit services of $32,000. Audit-related services generally include fees for SEC registration statements, due diligence assistance, and other offering transactions and accounting consultants. Ernst & Young provided no services and therefore billed no fees to us in connection with financial information systems design and implementation.

     Our Audit Committee has determined that the provision of services by Ernst & Young described in the preceding paragraph is compatible with maintaining Ernst & Young's independence as our principal accountant.

REQUIRED VOTE

     The ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2001 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

                             STOCKHOLDER PROPOSALS

     To be considered for presentation to the annual meeting to be held in 2002, a stockholder proposal must be received by Lee Weiner, Secretary, Net2000 Communications, Inc., 2180 Fox Mill Road, Herndon, Virginia 20171, no later than December 18, 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our directors and executive officers must file reports with the Securities and Exchange Commission indicating the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and written representations from the persons required to file them, we believe each of our directors and executive officers filed all the required reports during 2000.

                                 OTHER MATTERS

     Our board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

     We have filed an Annual Report on Form 10-K for the year ended December 31, 2000, with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-K by writing to our Chief Financial Officer, Donald E. Clarke, Net2000 Communications, Inc., 2180 Fox Mill Road, Herndon, Virginia 20171. Our Form 10-K is also available through our website at www.net2000.com.

                                                                       EXHIBIT A

                          NET2000 COMMUNICATIONS, INC.

                            AUDIT COMMITTEE CHARTER

1. PURPOSE

     The duties and composition requirements set forth herein are intended to:

     - Strengthen the independence of the Audit Committee (the "Committee");

     - Increase the effectiveness of the Committee; and

     - Establish mechanisms for accountability among the Committee, external auditor, internal auditor(s), if any, and management.

     The Committee's essential function is to assist the Board of Directors (the "Board") of Net2000 Communications, Inc. (the "Corporation") in fulfilling its oversight responsibilities with respect to financial, audit and accounting processes. The Committee will (1) serve as an objective party to monitor the Corporation's financial reporting process and internal control system; (2) review and assess the audit efforts of the Corporation's external auditor and internal auditor(s) if any; and, (3) provide a framework for open communication among the external auditor, internal auditor(s), if any, financial and senior management and the Board.

     The Audit Committee will fulfill its purpose by adhering to the duties enumerated in Section 3 of this charter.

2. COMPOSITION

     The Audit Committee will consist of at least three members, each of whom must be an independent director, as defined by the rules of the Securities and Exchange Commission and the Nasdaq National Market, as such may be in effect from time to time. Each member must possess a working familiarity of fundamental financial statements. At least one member must have past and on-going employment experience in finance or accounting, or comparable experience resulting in that individual's financial expertise.

     The members of the Committee will be elected by the Board annually and serve until their successors have been duly elected and qualified. The members of the Committee may designate a Chair by a majority vote of the full Committee, unless the Board of Directors has elected a Chair.

3. PRINCIPAL DUTIES

     The Committee has the following duties:

     3.1 GENERAL DUTIES

          - Recommend which firm to engage as the external auditor and whether to terminate that relationship.

          - Review the external auditor's compensation, the proposed terms of its engagement and its independence.

          - Review the appointment and replacement of the senior internal auditing executive, if any.

          - Serve as a channel of communication between the external auditor and the Board and between the senior internal auditing executive, if any, and the Board.

          - Review the result of each external audit, including any qualifications in the external auditor's opinion, any related management letter, management's responses to recommendations made by the external auditor in connection with the audit, reports submitted to the Committee by the internal auditing department that are material to the Corporation and the management's responses to those reports.

          - Review the Corporation's annual financial statements and any significant disputes between management and the external auditor that arose in connection with the preparation of those financial statements.

          - Consider, in consultation with the external auditor and the senior internal auditing executive, if any, the adequacy of the Corporation's internal financial controls. Among other things, these controls must be designed to provide reasonable assurance that the Corporation's publicly reported financial statements are presented fairly in conformity with generally accepted accounting principles.

          - Consider major changes and other major questions of choice regarding the appropriate auditing and accounting principles and practices to be followed when preparing the Corporation's financial statements.

          - Review the procedures employed by the Corporation in preparing published financial statements and related management commentaries.

          - Review major issues regarding accounting principles and practices that could significantly affect the Corporation's financial statements.

          - Meet at least four times annually, or more frequently as circumstances may dictate.

          - Meet at least annually with management to review the Corporation's major financial risk exposures.

          - Submit the minutes of all Committee meetings to, or discuss the matters discussed at the meetings with, the Board of Directors.

     3.2 DUTIES DURING THE AUDITING PROCESS

          - Interact with the external auditor and discuss any particular areas that might require emphasis or special procedures during the year's audit; also review with the external auditor any problems or difficulties that the external auditor may have encountered, any management letter provided by accountants and the Corporation's response to that letter.

          - Review the findings of the external auditor and determine whether revisions to the corporate policy or procedures are necessary.

          - Evaluate the degree of independence of the Corporation's external auditor including any effect of nonaudit services provided by the auditor.

          - Meet periodically with the external auditor without participation of the management.

     3.3 AUDIT COMMITTEE REPORT

          - Prepare and review draft for the Audit Committee Report to be included in the Corporation's annual proxy statement describing the factors on which the Committee relied in determining the external auditor's terms of engagement, evaluating the degree of independence of the external auditor, and assessing the adequacy of the Corporation's internal financial controls.

     3.4 ETHICAL AND LEGAL COMPLIANCE

          - Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established appropriate enforcement measures to ensure compliance with this Code.

          - Oversee the Corporation's policies and procedures regarding legal compliance maters, including corporate securities trading policies.

          - Review, with the Corporation's legal counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

                                                                       EXHIBIT B

                          NET2000 COMMUNICATIONS, INC.

                 AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

1. ESTABLISHMENT, PURPOSE AND TYPES OF AWARDS

     NET2000 COMMUNICATIONS, INC. a Delaware corporation (the "Company"), maintains the NET2000 COMMUNICATIONS, INC. 1999 STOCK INCENTIVE PLAN which is hereby amended and restated and shall be known as the NET2000 COMMUNICATIONS, INC. AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN (the "Plan"). The purpose of the Plan is to promote the long-term growth and profitability of the Company by
(i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward highly skilled and talented individuals.

     The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing.

2. DEFINITIONS

     Under this Plan, except where the context otherwise indicates, the following definitions apply:

     (a) "Affiliate" shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, "control" shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

     (b) "Award" shall mean any stock option, stock appreciation right, stock award, phantom stock award, performance award, or other stock-based award.

     (c) "Board" shall mean the Board of Directors of the Company.

     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

     (e) "Common Stock" shall mean shares of common stock of the Company, par value of one cent ($0.01) per share.

     (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (g) "Fair Market Value" shall mean, with respect to a share of the Company's Common Stock for any purpose on a particular date, the value determined by the Administrator in good faith. However, if the Common Stock is registered under Section 12(b) of the Exchange Act, "Fair Market Value" shall mean, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator's discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market; (ii) the last sale price on the relevant date quoted on the Nasdaq SmallCap Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator's discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator. If no public trading of the Common Stock occurs on the relevant date, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur. For all purposes under this Plan, the term "relevant date" as used in this Section 2.1(g) shall mean either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Administrator's discretion.

     (h) "Grant Agreement" shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

     (i) "Parent" shall mean a corporation, whether now or hereafter existing, within the meaning of the definition of "parent corporation" provided in Code section 424(e), or any successor thereto.

     (j) "Subsidiary" and "subsidiaries" shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of "subsidiary corporation" provided in Code section 424(f), or any successor thereto.

3. ADMINISTRATION

     (a) Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the "Administrator").

     (b) Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

     The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would adversely affect any outstanding Award in a material way shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee's employment or other relationship with the Company; and (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

     The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

     (c) Non-Uniform Determinations. The Administrator's determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

     (d) Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

     (e) Indemnification. To the maximum extent permitted by law and by the Company's charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

     (f) Effect of Administrator's Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4. SHARES AVAILABLE FOR THE PLAN

     Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan prior to May 24, 2001 shall not exceed an aggregate of 3,500,000 shares of Common Stock before the 5 for 4 stock split effective January 12, 2000, and as a result of the application of Section 7(d) of the Plan, 4,375,000 shares of Common Stock after the 5 for 4 split effective January 12, 2000.

     Effective May 24, 2001, the number of shares that may be issued with respect to Awards granted under the Plan shall be increased by four million (4,000,000) shares of Common Stock. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan.

     If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), or if any shares are withheld by the Company, the shares subject to such Award and the withheld and surrendered shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to or withheld by the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

     In addition to the shares of Common Stock available for issuance under the Plan as provided in the preceding paragraphs, one million (1,000,000) shares of Common Stock shall be available for issuance with respect to Awards granted prior to the annual meeting of the Company's shareholders in 2001 to individuals who are eligible as provided in Section 5 but are not officers or directors, within the meaning of the National Association of Securities Dealers Marketplace Rule 4310(c)(25)(H), of the Company. Stock options covering such shares shall not be granted as incentive stock options under Section 422 of the Code. If any Award granted with respect to the shares available for issuance pursuant to this paragraph terminates, expires or is forfeited or cancelled for any reason, or if such shares are surrendered to or withheld by the Company in connection with any Awards, the shares subject to such Awards and the surrendered and withheld shares shall not again become available for purchase pursuant to incentive stock options intended to qualify under Code section 422. The provision of this paragraph shall be subject to adjustment pursuant to Section 7(d).

     Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be limited to 600,000 shares, provided, however, that such maximum number shall be 750,000 shares with respect to any individual during the first fiscal year that the individual is employed with the Company or an Affiliate. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or cancelled.

5. PARTICIPATION

     Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time.

6. AWARDS

     The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement. The Administrator may permit or require a recipient of an Award to defer such individual's receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

     (a) Stock Options. The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any Parent or Subsidiary of the Company. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value on the date of grant, but nonqualified stock options may be granted with an exercise price less than Fair Market Value. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

     (b) Stock Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights ("SAR"). A SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of
(i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of a SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of a SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

     (c) Stock Awards. The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

     (d) Phantom Stock. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units ("phantom stock") in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company's assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

     (e) Performance Awards. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company's or an Affiliate's operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

     (f) Other Stock-Based Awards. The Administrator may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

7. MISCELLANEOUS

     (a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

     (b) Loans. The Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

     (c) Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee's guardian or legal representative.

     (d) Adjustments for Changes in Capitalization, Business Combinations, Etc.

          (i) In the event of a stock dividend of, or stock split or reverse stock split affecting, the Common Stock of the Company, (A) the maximum number of shares reserved for issuance or with respect to which Awards may be granted under the Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Company to any individual, as provided in Section 4 and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

          (ii) In the event of any other changes affecting the Company, the capitalization of the Company or the Common Stock of the Company by reason of any spin-off, split-up, dividend, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator, in its discretion and without the consent of holders of Awards, shall make: (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual during any one fiscal year of the Company, as provided in Section 4, the number, kind and price of shares covered by outstanding Awards; and (B) any other adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Company or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

          (iii) Notwithstanding anything in the Plan to the contrary and without the consent of holders of Awards, the Administrator, in its sole discretion, may make any modifications to any Awards, including but not limited to cancellation, forfeiture, surrender or other termination of the Awards in whole or in part regardless of the vested status of the Award, in order to facilitate any business combination that is authorized by the Board to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

          (iv) The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

     (e) Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

     (f) Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time.

     (g) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice.

     (h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

     (i) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

     (j) Effective Date; Termination Date. The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval of the stockholders within twelve months before or after such date. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan, or if earlier, the tenth anniversary of the date this Plan is approved by the stockholders. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

                          NET2000 COMMUNICATIONS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING ON MAY 24, 2001


     The undersigned stockholder of Net2000 Communications, Inc. (the
"Company") hereby appoints Clayton A. Thomas, Jr., Donald E. Clarke and Lee Weiner, and each of them acting singly, with the full power of substitution, as proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the offices of the Company, 2180 Fox Mill Road, Herndon, Virginia 20171, at 10:00 a.m., local time on May 24, 2001, and any postponement or adjournment thereof.

                 (TO BE CONTINUED AND SIGNED ON REVERSE SIDE.)

                        PLEASE DATE, SIGN AND MAIL YOUR
                        PROXY CARD AS SOON AS POSSIBLE.

                       ANNUAL MEETING OF STOCKHOLDERS OF
                          NET2000 COMMUNICATIONS, INC.

                                  MAY 24, 2001


             \/ Please Detach and Mail in the Envelope Provided \/



A [X] Please mark your
      votes as in this
      example.




              FOR each of the            WITHHOLD AUTHORITY
          nominees listed at right        to vote for the
          (except as marked to the        nominees for class II
               contrary below)         director listed at right
                                                                                                             FOR   AGAINST  ABSTAIN

1. To elect two    [  ]                        [  ]              2. To amend and restate the Company's 1999  [ ]     [ ]       [ ]
   directors to                                                     Stock Incentive Plan;
   serve until the
   2004 annual meeting of                                        3. To approve the issuance of shares of     [ ]     [ ]       [ ]
   stockholders, and until                                          the Company's common stock upon the
   their successors are                                             conversion of Series D pay-in-Kind
   elected and duly qualified;                                      Preferred Stock and the exercise of
                                                                    related warrants by a holder, which
                                                                    upon such conversion and exercise would
   NOMINEES: Anthony J. Bolland                                     hold more than 19.99% of the Company's
            Duane Albro                                             outstanding common stock;

(INSTRUCTION: To withhold authority to vote for                  4. To ratify the appointment of Ernst &     [ ]     [ ]       [ ]
any individual nominee, strike a line through that                  Young LLP as the Company's independent
nominee's name in the list at right.)                               auditors for the year ending
                                                                    December 31, 2001; and

                                                                 5. To transact such other business as may
                                                                    properly come before the meeting and
                                                                    any adjournment or postponement thereof.

                                                                 THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE
                                                                 SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS
                                                                 PROXY WILL BE VOTED FOR THE ELECTION OF THE TWO
                                                                 NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3, AND 4.

                                                                 PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY,
                                                                 USING THE ENCLOSED ENVELOPE.


(Signature of Stockholder)                    (Signature of Stockholder)                   Dated          , 2001
                           ------------------                            -----------------       ---------

NOTE: Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.